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GREAT SOUTHERN BANCORP, INC.

REPORTS 40% INCREASE IN QUARTERLY EARNINGS PER SHARE

Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2001, were $.67 per share ($4,727,000) up from the $.48 per share ($3,659,000) the company earned during the same quarter in the prior year. This quarter's results represent a 22% increase in earnings per share over the previous quarter, which ended December 31, 2000. The quarterly results included increases in core earnings as well as increases due to non-recurring items, which are discussed below.

For the three months ended March 31, 2001, return on average equity was 25.71%; return on average assets was 1.66%; and net interest margin was 4.02%.

Core earnings for the quarter ended March 31, 2001, compared very favorably to the same quarter a year ago, due primarily to significant increases in earning asset balances and non-interest income.

In comparing core earnings for the quarter ended March 31, 2001 to the quarter ended December 31, 2000, Joseph W. Turner, Chief Executive Officer of Great Southern Bancorp noted that the Company's success was due to its ability to increase net interest income by $250,000 and non-interest income by $100,000.

In addition to the growth in core earnings Turner, noted as significant that non-interest expenses were down from the prior quarter, although they increased 10% over the quarter ended March 31, 2000. Service charges and gains on loan sales were also up a total of 69% over the same quarter a year ago.

Non-recurring items - both positive and negative - that occurred during the quarter ended March 31, 2001 were as follows:

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•	Interest income was positively impacted by a recovery of $420,000 of interest on a commercial real estate loan that was charged off in a prior year. In addition to this interest recovery, the Company recovered $520,000 into the allowance for loan losses from this borrower as a result of property being deeded in settlement of debt.

•	Interest income was positively impacted by a recovery of $280,000 of interest on a loan relationship that was removed from non-performing status. This $7.3 million relationship is further discussed below.

•	Interest income on investment securities was positively impacted by yield increases due to securities that were purchased at discounts and were called at par value. This resulted in an increase of approximately $500,000.

•	The allowance for loan losses was negatively impacted due to the charge off of a portion of the balance on a non-performing loan that was transferred to foreclosed assets during the quarter. This resulted in an increase to the provision for loan losses of approximately $600,000. This $2.4 million relationship is further discussed below.

•	Non-interest expenses were negatively impacted by the final payments made to consultants for implementation of new products for the bank. These fees totaled approximately $300,000.

Stockholders' equity was $75 million (6.4% of total assets), equivalent to a book value of $10.90 per share.

Non-performing assets were $10.7 million, down $4.4 million from December 31, 2000. Non-performings as a percentage of total assets were .92%. Non-performing loans decreased $6.6 million while foreclosed assets increased $2.2 million. Non-performing loans decreased as a result of the resolution of two relationships which were described in the December 31, 2000 Annual Report and Form 10-K. The majority of the $7.3 million relationship secured by condominium buildings and lots, single-family residences and lots, and other developed land has been removed from non-performing status, although this relationship remains on the problem asset watch list currently. The loan relationship is strengthened through a participation in this credit with another financial institution. This provides additional collateral for the loan. The $2.4 million relationship secured by a golf course and undeveloped lots has been foreclosed and the asset is now included in the total of foreclosed assets. The remaining increase in foreclosed assets was due to the foreclosure of a motel in Branson, Missouri. The increases were partially offset by the sale of a theater in Branson, Missouri.

The stock of Great Southern Bancorp, Inc. is traded on the over-the-counter market and is quoted on the Nasdaq National Market System under the symbol "GSBC". The last trade of GSBC stock in the quarter ended March 31, 2001, was $22.56.

In other business, the company announced the annual meeting of shareholders for the fiscal year ended December 31, 2000, will be held May 2, 2001, at 10:00 a.m. at the Justice Center Auditorium on the campus of Missouri Southern State College, Joplin, Missouri.

Great Southern Bancorp has subsidiary corporations offering banking, investment, insurance and travel services. The principal subsidiary, Great Southern Bank, is headquartered in Springfield, Missouri, and operates 27 branches and over 100 ATMs throughout southwest and central Missouri.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2001 and 2000 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	March 31, 2001	December 31, 2000
	(Dollars in thousands)
Total assets	$1,167,746	$1,130,178
Loans receivable, gross	910,438	909,478
Allowance for loan losses	19,145	18,694
Foreclosed assets, net	4,921	2,688
Available-for-sale securities, at fair value	153,440	126,409
Held-to-maturity securities, at amortized cost	21,071	27,758
Excess cost over fair value of assets acquired	232	264
Deposits	804,948	751,042
Total borrowings	268,164	291,573
Stockholders' equity	75,161	71,049
Non performing assets	10,748	15,174

Selected Operating Data:	Three Months Ended March 31,		Three Months Ended December 31,
	2001	2000	2000
	(Dollars in thousands)
Interest income	$24,637	$19,143	$23,622
Interest expense	13,571	10,608	14,009
Net interest income	11,066	8,535	9,613
Provision for loan losses	1,650	475	1,130
Non interest income	4,533	3,604	4,441
Non interest expense	6,694	6,097	6,909
Provision for income taxes	2,528	1,908	2,072
Net income	$4,727	$3,659	$3,943
Per Common Share:
Net income (fully diluted)	$.67	$.48	$.55
Book value	$10.90	$9.20	$10.30
Earnings Performance Ratios:
Annualized return on average assets	1.66%	1.53%	1.45%
Annualized return on average stockholders' equity	25.71%	21.39%	22.41%
Net interest margin	4.02%	3.71%	3.67%
Average interest rate spread	3.50%	3.20%	3.10%
Adjusted efficiency ratio (excl. foreclosed assets)	42.69%	50.18%	49.42%
Non-interest expense to average total assets	2.35%	2.56%	2.55%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.10%	2.17%	2.06%
Non-performing assets to period-end assets	.92%	1.23%	1.34%
Non-performing loans to period-end loans	.64%	1.28%	1.37%
Annualized net charge-offs to average loans	.52%	.20%	.12%